Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	May 27, 2026
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. CONGRATULATES ITS DIRECTORS ON THEIR REELECTION AT THE ANNUAL SHAREHOLDER MEETING

FREEHOLD, NJ, May 27, 2026.......... UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, today congratulates its directors, Jeffrey A. Carus, Matthew I. Hirsch, Angela D. Pruitt-Marriott and Kenneth K. Quigley Jr., all of whom were re-elected by shareholders at our 2026 annual shareholder meeting. UMH has delivered robust and measurable value for shareholders and the communities we serve.

Over a three-year period, we have delivered a total shareholder return of 16.4% and over a 10-year period, we have delivered a total shareholder return of 159.5%, making us one of the top performing publicly traded REITs. Such performance is the result of disciplined strategy and operational excellence. We thank our shareholders for recognizing our directors’ leadership that produced these results.

The industry has also recognized that UMH is a stellar operator. In April, for the fifth time, UMH was awarded Community Operator of the Year by the Manufactured Housing Institute, the industry’s highest honor. This year, UMH also earned MHI’s Leadership in Sustainability Award and the Land-Lease Community of the Year Award.

We remain committed to the mission of providing affordable, quality housing and to creating long-term value for every shareholder. We have invested in our properties and our company to meaningfully improve revenue and earnings. We continually strive to produce returns on these investments as quickly as possible.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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A NYSE Company: Symbol - UMH

since 1968